Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.
WARRANT TO PURCHASE STOCK

Corporation: Number of Shares: Class of Stock: Initial Exercise Price: Issue Date: Expiration Date:	GUARDANT HEALTH, INC. As determined pursuant to Section 1.7 Series A Preferred $1.8562 per share September 12, 2013 September 12, 2023

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, SQUARE 1 BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.
ARTICLE 1
EXERCISE
1.1    Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.
1.2    Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.
1.3    Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.
1.4    Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.
1.5    Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.
1.6    Repurchase on Sale, Merger, or Consolidation of the Company.
1.6.1    “Acquisition.” For the purpose of this warrant, “Acquisition” shall mean a Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, as in effect on the Issue Date (the “Charter”)
1.6.2    Assumption. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant price shall be adjusted accordingly.
1.6.3    Nonassumption. Upon the closing (at any time on or before the Expiration Date) of any Acquisition in which the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.
1.7    Determination of Number of Shares. The Number of Shares that Holder shall be entitled to purchase pursuant to this Warrant shall be determined as follows: (a) (i) 1%, multiplied by (ii) the total principal amount of Term Loans provided to the Company pursuant to that certain Loan and Security Agreement dated on or about August 9, 2013 between Holder and the Company, divided by (b) the Initial Exercise Price.
ARTICLE 2
ADJUSTMENTS TO THE SHARES
2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.
2.2    Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Charter upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
2.3    Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.
2.4    Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Charter that apply to Diluting Issuances.
2.5    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.
2.6    Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the

Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.
ARTICLE 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY
3.1    Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:
(a)    The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the Shares as of the date of this warrant.
(b)    All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
(c)    The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.
3.2    Notice of Certain Events. The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) effecting any reclassification or recapitalization of common stock; or (c) an Acquisition.
3.3    Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing.
3.4    Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities”, and Holder shall be a “Holder” under the Investor Rights Agreement among the Company and other persons dated as of April 23, 2013.
ARTICLE 4
MISCELLANEOUS
4.1    Term: Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided,

however, that if the Company completes its initial public offering within the 210 day period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until 210 days after the effective date of the Company’s initial public offering. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.
4.2    Legends. This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.
4.3    Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:
4.3.1    Experience. Holder is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; Holder understands that investment in this Warrant involves substantial risks; Holder has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information Holder has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of investment in Company and is able to bear the economic risk of that investment.
4.3.2    Investment. Holder is acquiring this Warrant and the Shares solely for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Shares the Holder is acquiring is being acquired for, and will be held for, its account only.
4.3.3    Securities Are Not Registered. (a) The Holder understands that the Warrant and the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention; (b) the Holder recognizes that the Warrant and the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Shares of the Company, or to comply with any exemption from such registration and (c) the Holder is aware that neither the Warrant nor the Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.
4.3.4    Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
4.4    Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.
4.5    Transfer Procedure. Subject to the provisions of Section 4.4, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.
4.6    Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first‑class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:
Square 1 Bank
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Crowe Building
Durham, NC 27701

4.7    Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
4.8    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
4.9    Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.
4.10    “Market Stand‑Off” Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (or such longer period, not to exceed 34 days after the expiration of the 180‑day period,) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise. The foregoing provisions of this Section 4.10 shall apply only to the Company’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 4.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 4.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to the Holder pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)‑day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)‑day restricted period, the Company announces that it will release earnings results during the sixteen (16)‑day period beginning on the last day of the one hundred eighty (180)‑day period, the restrictions imposed by this Section 4.10 shall continue to apply until the expiration of the eighteen (18)‑day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock the date set forth above.

GUARDANT HEALTH, INC.

By:	/s/ Michael Wiley

Name:	Michael Wiley

Title:	CFO

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1
NOTICE OF EXERCISE
1.    The undersigned hereby elects to purchase __________ shares of the Series A Preferred Stock (the “Shares”) of GUARDANT HEALTH, INC. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.
1.The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to __________ of the shares covered by the warrant.
[Strike paragraph that does not apply.]
2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
Square 1 Bank
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Fowler Building
Durham, NC 27701

3.    The undersigned represents that (i) the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of a specific exemption from the registration provisions of the Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Act, they must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid Shares may not be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Shares unless and until there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or, if reasonably requested by the Company, the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

SQUARE 1 BANK or Registered Assignee

(Signature)

(Date)